Consent of Independent Registered Public Accounting Firm

We hereby consent to the incorporation by reference in this Registration Statement of Remark Holdings, Inc. and Subsidiaries on Form S-1 of our report dated May 29, 2020, with respect to the consolidated financial statements of Remark Holdings, Inc. included in its Annual Report on Form 10-K as of and for the years ended December 31, 2019 and 2018. Our report contains an explanatory paragraph regarding the Company’s ability to continue as a going concern. We also consent to the reference of our firm under the heading “Experts” in the prospectus.

/s/ Cherry Bekaert LLP

Atlanta, Georgia
August 4, 2020